Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, $0.01 par value per share, of Dole plc, a company incorporated under the laws of Ireland. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 9, 2022
/s/ Jan Barta
Jan Barta

/s/ Dusan Senkypl
Dusan Senkypl